Exhibit 99.8

Dear Subscriber:

Thank you for your recent order of FedFirst Financial Corporation common stock. As we recently announced, our independent appraiser has reviewed the results of our stock offering and has determined that our estimated valuation has decreased by 10% due to changes in market conditions. The amended offering range has decreased to a minimum of 1,721,250 shares and a maximum of 2,328,750 shares. The price per share remains $10.00.

Based on our updated estimated pro forma valuation and the $10.00 per share offering price, the ratio of our offering price to pro forma tangible stockholders’ equity at March 31, 2010 has decreased to 52.80% from 57.67% at the minimum of the offering range and to 65.02% from 70.37% at the maximum of the offering range.

As stated in our May 14, 2010 Prospectus, if our offering range decreased below 1,912,500 shares we are required to resolicit all subscribers who ordered shares during the initial offering period. Accordingly, all orders were cancelled. Subscribers who remitted a check as payment have been mailed a refund check, including interest, under separate cover. Withdrawal authorizations from First Federal Savings Bank deposit account(s) have been canceled and the funds, along with accrued interest, remain in the account(s), unless the accountholder later withdrew the funds.

In connection with the resolicitation, subscribers now have the opportunity to place new orders to purchase FedFirst Financial Corporation common stock. THIS RESOLICITATION OPPORTUNITY IS BEING GIVEN TO YOU BECAUSE YOU SUBMITTED A VALID ORDER DURING THE ORIGINAL OFFERING PERIOD.

Information regarding the amended offering range is set forth in the enclosed Prospectus Supplement dated                     , 2010. Please read the Prospectus Supplement, and our Prospectus dated May 14, 2010 that we previously provided to you, before deciding whether to place a new order for our common stock. A Supplemental Order Form is also enclosed. The price per share is $10.00, and no sales commission will be charged. Supplemental Order Forms must be received (not postmarked), with full payment, by 2:00 p.m., Eastern Time, on                     , 2010. PLEASE NOTE, YOUR ORIGINAL STOCK ORDER IS NO LONGER EFFECTIVE. IF YOU WISH TO PURCHASE IN THIS OFFERING, YOU MUST SUBMIT THE SUPPLEMENTAL ORDER FORM WITH FULL PAYMENT BY THE RESOLICITATION DEADLINE. If you wish to order common stock in registration(s) that differ from your original order, please call the Stock Information Center promptly for guidance and to receive an additional order form for that purpose.

Again, thank you for your interest in FedFirst Financial Corporation. If you have any questions, or would like to request an additional copy of the Prospectus dated May 14, 2010, please call our Stock Information Center toll-free at (877) 892-9472. The Stock Information Center is open from 10:00 a.m. to 4:00 p.m. Eastern Time, Monday through Friday.

Sincerely,

Patrick G. O’Brien

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and Prospectus Supplement. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

S

Dear Friend:

In May, you received materials related to the initial public offering of FedFirst Financial Corporation common stock. The subscription offering expired on June 24, 2010. As we recently announced, our independent appraiser has reviewed the results of our stock offering and has determined that our estimated valuation has decreased by 10% due to changes in market conditions. The amended offering range has decreased to a minimum of 1,721,250 shares and a maximum of 2,328,750 shares. The price per share remains $10.00.

Based on our updated estimated pro forma valuation and the $10.00 per share offering price, the ratio of our offering price to pro forma tangible stockholders’ equity at March 31, 2010 has decreased to 52.80% from 57.67% at the minimum of the offering range and to 65.02% from 70.37% at the maximum of the offering range.

As stated in our May 14, 2010 Prospectus, if our offering range decreased below 1,912,500 shares we are required to resolicit all subscribers who ordered shares during the initial offering period. The offering period has been extended to accommodate this resolicitation. During the extended offering period, shares of our common stock are also being offered for sale to the general public. All shares subscribed for during the extended offering period will be sold at a purchase price of $10.00 per share. No commission will be charged to purchasers in this stock offering. THE OFFERING DEADLINE IS 2:00 P.M., EASTERN TIME, ON                     , 2010.

If you have questions regarding the offering, please refer to the Prospectus and Prospectus Supplement or call our Stock Information Center at the number shown below.

Sincerely,

Patrick G. O’Brien

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and Prospectus Supplement. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 892-9472,

From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

R

Dear Friend:

I am pleased to tell you about an investment opportunity. FedFirst Financial Corporation, the newly-formed parent company of First Federal Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this stock offering.

Enclosed are a Prospectus dated May 14, 2010 and Prospectus Supplement dated                     , 2010. Before making an investment decision, please carefully review these documents. If you are interested in purchasing shares of FedFirst Financial Corporation common stock, complete the enclosed Community Order Form and return it, with full payment, in the enclosed Stock Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Order Forms must be received (not postmarked) by 2:00 p.m., Eastern Time, on                     , 2010.

If you have questions regarding the offering, please refer to the Prospectus and Prospectus Supplement or call our Stock Information Center at the number shown below.

Sincerely,

Patrick G. O’Brien

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and Prospectus Supplement. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 892-9472,

From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

P

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Inquiries, toll-free, at (800) 842-6929. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the Stock Information Center phone number, listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

O

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

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Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

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“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

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Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

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Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Dear Sir/Madam:

At the request of FedFirst Financial Corporation, we are enclosing materials regarding the offering of shares of FedFirst Financial Corporation common stock. Included in this package is a Prospectus Supplement dated                     , 2010, which amends the Prospectus of FedFirst Financial Corporation dated May 14, 2010. We encourage you to read the enclosed information carefully, including the “Risk Factors” sections of the original Prospectus and in the enclosed Prospectus Supplement.

Stifel, Nicolaus & Company, Inc. has been retained by FedFirst Financial Corporation as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and Prospectus Supplement. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.